EXHIBIT 11

                       THE LUBRIZOL CORPORATION

                   Computation of Per Share Earnings

                          Third Quarter 1996



The computation of primary earnings per share and fully diluted earnings per share is as follows:

            (In Thousands of Shares Except Per Share Data)


                                 Three Months Ended     Nine Months Ended
                                    September 30,          September 30,
                                 -------------------    ------------------
                                  1996       1995        1996       1995
                                 ------     ------      ------     ------
Average shares outstanding for
  computation of primary
  earnings per share             59,979     63,460      61,166     64,083

Add adjustment to treat shares
  for options exercised as if
  such shares were outstanding
  during the entire period           13          5          51         47

Add equivalent shares for
  unexercised options at end
  of period*                        148        355         178        404
                                 ------     ------      ------     ------
Average shares outstanding for
  computation of fully diluted
  earnings per share             60,140     63,820      61,395     64,534
                                 ======     ======      ======     ======


Primary earnings per share        $ .53      $ .44       $2.31      $2.16
                                  =====      =====       =====      =====

Fully diluted earnings per share  $ .53      $ .44       $2.30      $2.14
                                  =====      =====       =====      =====



*Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.